Exhibit 99.1

Contact:	David A. Johnson, CEO
Thomas J. Concannon, CFO
Geokinetics Inc.
(713) 850-7600
(713) 850-7330 FAX

FOR IMMEDIATE RELEASE

GEOKINETICS ANNOUNCES APPOINTMENT OF NEW DIRECTOR

HOUSTON, TEXAS, March 8, 2006 - Geokinetics Inc. (OTCBB: GOKN) today announced the appointment of Gary M. Pittman as a new member of the Board of Directors of the Company. Mr. Pittman has spent his career in investment banking and money management, primarily in the energy sector. Mr. Pittman was Vice President of The Energy Recovery Fund, a $180 million fund invested in oil and natural gas exploration and service industries in the U.S., Canada and U.K. Mr. Pittman has served as a Director and Audit Committee member of Czar Resources, Ltd., a public Canadian E & P company; Secretary, VP and Director of Sub Sea International, Inc., an offshore robotics and diving company; and owned and operated an oil and gas production and gas gathering company in Montana. In addition, Mr. Pittman provided investment banking services to corporations in the U.S., Canada, Norway, Scotland and Middle East.

William R. Ziegler, the Company’s Chairman (non-executive) and a member of the Board of Directors, stated "We are excited to have someone with the industry experience of Mr. Pittman joining our Board of Directors and look forward to having the benefit of that experience."

Geokinetics Inc., based in Houston, Texas, is a provider of 3D seismic acquisition and high-end seismic data processing services to the oil and gas industry.

GEOKINETICS INC. (OTCBB: GOKN)

One Riverway, Suite 2100, Houston, Texas  77056  (713) 850-7600  (713) 850-7330 FAX